Exhibit 99.1

NEWS RELEASE

CTI Industries Corporation Reports

Results of Operations

For the Second Quarter 2017

FOR IMMEDIATE RELEASE

Friday, August 11, 2017

LAKE BARRINGTON, IL, August 11, 2017 – CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter and first six months of 2017.

For the second quarter ended June 30, 2017, net sales were $12,812,000 down 9.5% from net sales of $14,151,000 for the Second Quarter 2016. For the six month period ended June 30, 2017, net sales were $28,171,000 down 4% from net sales of $29,355,000 for the same period of 2016.

The second quarter net loss was ($526,000) or ($0.15) per share basic, ($0.14) per share diluted, compared to a 2016 second quarter net loss of ($83,000) or ($0.02) per share. For the six month period ended June 30, 2017, there was a net loss of ($468,000) or ($0.13) per share compared to a net loss of ($76,000) or ($0.02) per share for the same period of 2016.

“In general, our performance in the second quarter and the first half of this year has been below expectations,” reported Stephen Merrick, President of the Company. “While performance in our foil and latex balloon product lines has been reasonably strong during this period, revenues in our vacuum sealing and commercial film lines have been well below last year and have negatively affected our results. We are taking a number of actions to improve our profitability in the second half and believe that our performance will improve substantially in that period. First, we do anticipate improvement in our revenues for our vacuum sealing line in the second half, as the effects of a major sales promotion late last year wear off. Second, we are installing two new foil balloon converting machines in September which will enhance our production during the fourth quarter. Third, we have taken significant actions to reduce our operating expenses and believe we will effect reductions in general, administrative, sales and marketing expense at an annualized level of more than $1.4 million.”

Key Factors and Developments

Foil and Latex Balloons. Revenues from the sale of foil balloons increased by 6.9% in the second quarter this year to $6,788,000 from $6,350,000 in the same period last year. For the six months ended June 30, 2017, revenues from the sales of foil balloons increased by 9.2% to $15,680,000 this year from $14,362,000 in the same period last year. The increases included sales to a major customer as well as to a number of other current and new customers in the United States, Mexico, Europe and the United Kingdom. In September this year, we will put into service two new foil balloon converting machines which will increase our capacity for these products by approximately 25%, and we anticipate continued increases in our foil balloon products in the second half. Also, in the six month period ended June 30, 2017, our latex balloon sales increased to $4,349,000 from $4,308,000 for the same period last year. With our added capacity in latex balloon production, we anticipate revenue increases in this line during the balance of the year.

Vacuum Sealing Systems. Revenues from the sale of our branded vacuum sealing systems line were $3,271,000 for the six month period ended June 30, 2017, down by 31.4% from $4,768,000 last year. We believe that sales were affected during the first half of this year by the selloff of excess inventory of vacuum sealing machines held by a principal customer due to a sales promotion the customer implemented during the fourth quarter of 2016 for which a large quantity of machines were purchased. We believe such excess inventory has now been sold and we anticipate increased orders for machines from this principal customer during the third and fourth quarters this year.

Other Revenues. We generate revenues from several other sources including (i) sales of a line of “Candy Blossoms”, (ii) sales to and through our home container and organizing operation, (iii) sales of party goods through our subsidiary in Mexico and (iv) the sale of accessory and supply items related to balloon products. During the six months ended June 30, 2017, revenues in this category decreased by 6% to $3,335,000 from $3,547,000 for the same period last year.

Films. Revenues from the sale of film products have decreased in the first six months of this year to $1,536,000 from $2,370,000 for the same period last year. Most of our sales of film products are to a long term customer who remains as a customer but to whom sales have declined this year.

Financing. We are engaged in negotiations and efforts to extend our existing financing for our operations or to obtain substitute financing from alternate sources. Our credit arrangement with our principal bank has been extended to October 18, 2017 and our mezzanine loan matures on January 17, 2018.

About CTI: CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Investor Relations

Stan Brown, 847-620-1330

sbrown@ctiindustries.com